Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information, each dated December 1, 2022, and each included in this Post-Effective Amendment No. 192 to the Registration Statement (Form N-1A, File No. 002-14400) of Deutsche DWS International Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 24, 2022, with respect to the financial statements and financial highlights of DWS CROCI International Fund (one of the funds constituting Deutsche DWS International Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 23, 2022